Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 19, 2017 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2017. This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the segment service line net revenues discussed below as our segments have revenues from multiple service lines. Summarized financial results are set forth in the following table (dollars in thousands, except per share data).

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Total revenues	$3,710,018	$3,299,741	12.4%	$7,125,143	$6,373,684	11.8%

Net revenues:
Transportation
Truckload	$282,718	$329,740	-14.3%	$586,840	$651,424	-9.9%
LTL	102,213	99,778	2.4%	199,836	191,071	4.6%
Intermodal	8,308	9,021	-7.9%	15,800	18,285	-13.6%
Ocean	73,438	60,068	22.3%	136,313	118,737	14.8%
Air	25,820	20,118	28.3%	47,637	38,527	23.6%
Customs	16,311	11,605	40.6%	32,389	22,329	45.1%
Other logistics services	29,832	26,171	14.0%	57,983	50,194	15.5%

Total transportation	538,640	556,501	-3.2%	1,076,798	1,090,567	-1.3%
Sourcing	35,149	37,714	-6.8%	65,557	66,983	-2.1%

Total net revenues	573,789	594,215	-3.4%	1,142,355	1,157,550	-1.3%

Operating expenses	391,969	360,468	8.7%	772,577	724,851	6.6%

Income from operations	181,820	233,747	-22.2%	369,778	432,699	-14.5%
Net income	$111,071	$143,090	-22.4%	$233,151	$262,053	-11.0%

Diluted EPS	$0.78	$1.00	-22.0%	$1.65	$1.83	-9.8%

“We were able to continue to achieve market share gains during the second quarter; however, our income and EPS results were disappointing and finished below our expectations,” said John Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “Our results were significantly impacted by truckload margin compression. Purchased transportation costs increased significantly during the quarter, while much of our customer pricing is committed at relatively flat prices. We have a strong history of honoring our customer contracts while adjusting to the market conditions, and I’m confident we will adapt and execute those changes in the months to come. We continue to execute against our long-term strategic initiatives to grow and diversify. The Global Forwarding business delivered solid results in the second quarter with both double digit net revenue and operating income growth.”

Our total revenues increased 12.4 percent in the second quarter of 2017 compared to the second quarter of 2016. The increase in total revenues was driven by volume growth across all of our transportation services. Our total net revenues decreased 3.4 percent in the second quarter of 2017 compared to the second quarter of 2016. APC Logistics (“APC”), which was acquired at the close of business on September 30, 2016, represented approximately two percent of our total net revenues in the second quarter of 2017.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

For the second quarter of 2017, our total operating expenses increased 8.7 percent. Personnel expenses increased 5.2 percent in the second quarter of 2017 compared to the second quarter of 2016. The increase in personnel expense was the result of an increase in average headcount of 8.1 percent in the second quarter of 2017 compared to the second quarter of 2016, partially offset by decreased expenses related to variable incentive plans. Other selling, general, and administrative expenses increased 19.4 percent. This increase was driven by increases in claims, costs related to the addition of the APC business, the provision for bad debt, and warehouse costs.

Interest and other expenses increased approximately $3.1 million, or 49.5 percent, in the second quarter of 2017 compared to the second quarter of 2016. Interest expense increased due to higher average debt balance during the second quarter of 2017 compared to the second quarter of 2016.

The provision for income taxes decreased 27.3 percent in the second quarter of 2017 compared to the second quarter of 2016. During the first quarter of 2017, we adopted ASU 2016-09, Compensation – Stock Compensation (Topic 718). The adoption of ASU 2016-09 prospectively impacts the recording of income taxes related to share-based payment awards in our consolidated statement of financial position and results of operations, as well as the operating and financing cash flows on the consolidated statements of cash flows. This adoption resulted in a decrease in our provision for income taxes of $1.2 million in the second quarter of 2017.

Results by Segment

Our three reportable segments are: North American Surface Transportation (“NAST”), Global Forwarding, and Robinson Fresh. The balance of our business is reported as “All Other and Corporate.” All Other and Corporate includes our non-reportable segments, including Managed Services and Other Surface Transportation.

NAST provides freight transportation services across North America through a network of offices in the United States, Canada, and Mexico. The primary services provided by NAST include truckload, less than truckload (“LTL”), and intermodal. Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Total revenues(1)	$2,381,551	$2,158,615	10.3%	$4,640,803	$4,204,094	10.4%
Net revenues	359,906	399,203	-9.8%	732,346	783,001	-6.5%
Income from operations	140,284	182,721	-23.2%	296,161	345,072	-14.2%

(1)	Excludes intersegment revenues.

NAST total revenues increased 10.3 percent to $2.4 billion in the second quarter of 2017 from $2.2 billion in the second quarter of 2016. This increase was driven by volume increases in all services. NAST net revenues decreased 9.8 percent to $359.9 million in the second quarter of 2017 compared to $399.2 million in the second quarter of 2016, primarily from a decline in truckload net revenues.

NAST truckload net revenues decreased 14.1 percent to $250.0 million in the second quarter of 2017 compared to $291.1 million in the second quarter of 2016, while truckload volumes increased approximately eight percent. NAST truckload net revenue margin decreased in the second quarter of 2017 compared to the second quarter of 2016, due primarily to increased transportation costs.

NAST accounted for approximately 92 percent of our total North America truckload net revenues in the second quarter of both 2017 and 2016. The majority of the remaining North American truckload net revenues is included in Robinson Fresh. Excluding the estimated impacts of the change in fuel prices, our average North America truckload rate per mile charged to our customers was flat in the second quarter of 2017 compared to the second quarter of 2016. However, our truckload transportation costs increased approximately four percent, excluding the estimated impacts of the change in fuel prices.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

NAST LTL net revenues increased 2.1 percent to $97.1 million in the second quarter of 2017 compared to $95.1 million in the second quarter of 2016. NAST LTL volumes increased approximately 6.5 percent in the second quarter of 2017 compared to the second quarter of 2016, and net revenue margin decreased slightly.

NAST intermodal net revenues decreased 6.3 percent to $7.8 million in the second quarter of 2017 compared to $8.3 million in the second quarter of 2016. Net revenues decreased while volume increased in the second quarter of 2017 compared to the second quarter of 2016 due to contractual volume growth, partially offset by a decrease in transactional business.

NAST operating expenses increased 1.5 percent in the second quarter of 2017 to $219.6 million compared to $216.5 million in the second quarter of 2016. This increase was due to increases in selling, general, and administrative expenses, partially offset by a small decrease in personnel expenses. The decrease in personnel expense is related to variable incentive plans, partially offset by an increase in average headcount of 3.0 percent. The operating expenses of NAST and all other segments include allocated corporate expenses.

Global Forwarding provides global logistics services through an international network of offices in North America, Asia, Europe, Australia, and South America and also contracts with independent agents worldwide. The primary services provided by Global Forwarding include ocean freight services, airfreight services, and customs brokerage. Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Total revenues(1)	$528,820	$356,773	48.2%	$997,608	$707,885	40.9%
Net revenues	121,023	97,224	24.5%	227,569	190,090	19.7%
Income from operations	27,675	22,396	23.6%	43,881	39,253	11.8%

(1)	Excludes intersegment revenues.

Global Forwarding total revenues increased 48.2 percent in the second quarter of 2017 to $528.8 million from $356.8 million in the second quarter of 2016. Global Forwarding net revenues increased 24.5 percent to $121.0 million in the second quarter of 2017 compared to $97.2 million in the second quarter of 2016.

Ocean net revenues increased 22.0 percent to $73.2 million in the second quarter of 2017 compared to $60.0 million in the second quarter of 2016. Air net revenues increased 31.0 percent to $24.5 million in the second quarter of 2017 compared to $18.7 million in the second quarter of 2016. Customs net revenues increased 40.6 percent to $16.3 million in the second quarter of 2017 compared to $11.6 million in the second quarter of 2016. These increases were primarily due to volume increases, including those from APC. APC accounted for approximately half of the Global Forwarding net revenue growth.

Global Forwarding operating expenses increased 24.8 percent in the second quarter of 2017 to $93.3 million from $74.8 million in the second quarter of 2016. These increases were driven by an average headcount increase of 14.4 percent and the acquisition amortization related to the acquisition of APC.

Robinson Fresh provides sourcing services under the name of Robinson Fresh. Our sourcing services primarily include the buying, selling, and marketing of fresh fruits, vegetables, and other perishable items. Robinson Fresh sources products from around the world and has a physical presence in North America, Europe, Asia, and South America. This segment often provides the logistics and transportation of the products they sell, in addition to temperature controlled transportation services for its customers. Summarized financial results of our Robinson Fresh segment are as follows (dollars in thousands):

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Total revenues(1)	$657,003	$660,204	-0.5%	$1,207,448	$1,224,297	-1.4%
Net revenues	60,846	67,820	-10.3%	117,683	126,005	-6.6%
Income from operations	14,249	27,311	-47.8%	28,901	45,044	-35.8%

(1)	Excludes intersegment revenues.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

Robinson Fresh total revenues decreased 0.5 percent to $657.0 million in the second quarter of 2017 from $660.2 million in the second quarter of 2016. Robinson Fresh net revenues decreased 10.3 percent to $60.8 million in the second quarter of 2017 compared to $67.8 million in the second quarter of 2016 as a result of declines in transportation and sourcing net revenues.

Robinson Fresh sourcing net revenues decreased 6.8 percent to $35.1 million in the second quarter of 2017 compared to $37.7 million in the second quarter of 2016. This was primarily the result of lower net revenue per case, as sourcing revenues and costs declined at the same rate. Case volumes were flat in the second quarter of 2017 compared to the second quarter of 2016.

Robinson Fresh transportation net revenues decreased 14.6 percent to $25.7 million in the second quarter of 2017 compared to $30.1 million in the second quarter of 2016, primarily due to decreases in truckload revenue. Robinson Fresh transportation net revenue margin decreased in the second quarter of 2017 compared to the second quarter of 2016.

Robinson Fresh operating expenses increased 15.0 percent in the second quarter of 2017 to $46.6 million from $40.5 million in the second quarter of 2016. This was primarily due to an increase in claims expenses, warehousing expenses related to expanding facilities, and an increase in average headcount.

All Other and Corporate includes our Managed Services segment, as well as Other Surface Transportation outside of North America and other miscellaneous revenues. It also includes any unallocated corporate expenses. Managed Services provides Transportation Management Service, or Managed TMS. Our Europe Surface Transportation business accounted for approximately 90 percent of total Other Surface Transportation net revenues. Europe Surface Transportation provides services similar to NAST across the European continent. Net revenues for Managed Services and Other Surface Transportation are summarized as follows:

	Three months ended June 30,			Six months ended June 30,
Net revenues	2017	2016	% Change	2017	2016	% Change
Managed Services	$18,164	$15,775	15.1%	$35,357	$30,354	16.5%
Other Surface Transportation	13,850	14,193	-2.4%	29,400	28,100	4.6%

Managed Services net revenues increased 15.1 percent in the second quarter of 2017 to $18.2 million compared to $15.8 million the second quarter of 2016. This increase was a result of new business with new and existing customers. Other surface transportation net revenues decreased 2.4 percent in the second quarter of 2017 to $13.9 million compared to $14.2 million in the second quarter of 2016. This decrease is primarily the result of lower margins in the surface transportation business in Europe.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 113,000 customers and 107,000 contract carriers through our integrated network of offices and more than 14,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; risks of unexpected or unanticipated events or opportunities that might require additional capital expenditures; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2017 Earnings Conference Call

Thursday, July 20, 2017; 8:30 a.m. Eastern Time

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

International callers dial +1-201-689-7817

Callers should reference the conference ID, which is 13664562

Telephone audio replay available until 11:30 a.m. Eastern Time on July 27, 2017: 877-660-6853;

passcode: 13664562#

International callers dial +1-201-612-7415

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C.H. Robinson Worldwide, Inc.

July 19, 2017

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues:
Transportation	$3,319,995	$2,881,496	$6,422,038	$5,595,184
Sourcing	390,023	418,245	703,105	778,500

Total revenues	3,710,018	3,299,741	7,125,143	6,373,684

Costs and expenses:
Purchased transportation and related services	2,781,355	2,324,995	5,345,240	4,504,617
Purchased products sourced for resale	354,874	380,531	637,548	711,517
Personnel expenses	284,220	270,251	574,724	547,748
Other selling, general, and administrative expenses	107,749	90,217	197,853	177,103

Total costs and expenses	3,528,198	3,065,994	6,755,365	5,940,985

Income from operations	181,820	233,747	369,778	432,699

Interest and other expense	(9,368)	(6,265)	(18,670)	(15,037)

Income before provision for income taxes	172,452	227,482	351,108	417,662
Provisions for income taxes	61,381	84,392	117,957	155,609

Net income	$111,071	$143,090	$233,151	$262,053

Net income per share (basic)	$0.79	$1.00	$1.65	$1.83
Net income per share (diluted)	$0.78	$1.00	$1.65	$1.83

Weighted average shares outstanding (basic)	141,061	142,998	141,229	143,259
Weighted average shares outstanding (diluted)	141,587	143,216	141,713	143,437

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C.H. Robinson Worldwide, Inc.

July 19, 2017

BUSINESS SEGMENT INFORMATION

(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended June 30, 2017
Revenues	$2,381,551	$528,820	$657,003	$142,644	$—	$3,710,018
Intersegment revenues (1)	112,243	7,440	39,669	3,670	(163,022)	—

Total revenues	$2,493,794	$536,260	$696,672	$146,314	$(163,022)	$3,710,018

Net revenues	$359,906	$121,023	$60,846	$32,014	—	$573,789
Operating income	$140,284	$27,675	$14,249	($388)	—	$181,820
Depreciation and amortization	$5,706	$8,099	$1,198	$7,943	—	$22,946
Total Assets	$2,189,711	$741,443	$455,214	$579,521	—	$3,965,889
Average headcount	7,003	4,021	980	2,616		14,620

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Three months ended June 30, 2016
Revenues	$2,158,615	$356,773	$660,204	$124,149	$—	$3,299,741
Intersegment revenues(1)	71,543	8,763	27,049	229	(107,584)	—

Total revenues	$2,230,158	$365,536	$687,253	$124,378	$(107,584)	$3,299,741

Net revenues	$399,203	$97,224	$67,820	$29,968	—	$594,215
Operating income	$182,721	$22,396	$27,311	$1,319	—	$233,747
Depreciation and amortization	$5,502	$5,079	$839	$6,764	—	$18,184
Total Assets	$1,936,149	$505,778	$427,272	$479,871	—	$3,349,070
Average headcount	6,800	3,514	947	2,261	—	13,522

(1)	Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

BUSINESS SEGMENT INFORMATION

(unaudited, dollars in thousands)

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Six months ended June 30, 2017
Revenues	$4,640,803	$997,608	$1,207,448	$279,284	$—	$7,125,143
Intersegment revenues (1)	213,397	15,583	73,009	10,548	(312,537)	—

Total revenues	$4,854,200	$1,013,191	$1,280,457	$289,832	$(312,537)	$7,125,143

Net revenues	$732,346	$227,569	$117,683	$64,757	—	$1,142,355
Operating income	$296,161	$43,881	$28,901	$835	—	$369,778
Depreciation and amortization	$11,296	$16,119	$2,344	$15,618	—	$45,377
Total Assets	$2,189,711	$741,443	$455,214	$579,521	—	$3,965,889
Average headcount	6,926	3,977	971	2,580	—	14,454

	NAST	Global Forwarding	Robinson Fresh	All Other and Corporate	Eliminations	Consolidated
Six months ended June 30, 2016
Revenues	$4,204,094	$707,885	$1,224,297	$237,408	$—	$6,373,684
Intersegment revenues(1)	131,812	14,843	50,945	542	(198,142)	—

Total revenues	$4,335,906	$722,728	$1,275,242	$237,950	$(198,142)	$6,373,684

Net revenues	$783,001	$190,090	$126,005	$58,454	—	$1,157,550
Operating income	$345,072	$39,253	$45,044	$3,330	—	$432,699
Depreciation and amortization	$11,004	$10,158	$1,607	$12,290	—	$35,059
Total Assets	$1,936,149	$505,778	$427,272	$479,871	—	$3,349,070
Average headcount	6,749	3,499	937	2,216	—	13,401

(1)	Intersegment revenues represent the sales between our segments and are eliminated to reconcile to our consolidated results.

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C.H. Robinson Worldwide, Inc.

July 19, 2017

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$273,182	$247,666
Receivables, net	1,948,204	1,711,191
Other current assets	63,636	49,245

Total current assets	2,285,022	2,008,102

Property and equipment, net	234,312	232,953
Intangible and other assets	1,446,555	1,446,703

Total assets	$3,965,889	$3,687,758

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,055,295	$921,788
Accrued compensation	74,754	98,107
Accrued income taxes	16,004	15,472
Other accrued expenses	59,441	70,351
Current portion of debt	592,000	740,000

Total current liabilities	1,797,494	1,845,718

Noncurrent income taxes payable	17,278	18,849
Deferred tax liabilities	63,667	65,122
Long term debt	750,000	500,000
Other long-term liabilities	242	222

Total liabilities	2,628,681	2,429,911

Total stockholders’ investment	1,337,208	1,257,847

Total liabilities and stockholders’ investment	$3,965,889	$3,687,758

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C.H. Robinson Worldwide, Inc.

July 19, 2017

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2017	2016
Operating activities:
Net income	$233,151	$262,053
Stock-based compensation	16,842	25,785
Depreciation and amortization	45,377	35,059
Provision for doubtful accounts	7,669	2,144
Deferred income taxes	(4,988)	17,004
Excess tax benefit on stock-based compensation	(10,583)	(15,104)
Other	536	366
Changes in operating elements, net of acquisitions:
Receivables	(244,682)	(94,030)
Prepaid expenses and other	(9,646)	(19,066)
Other non-current assets	(1,016)	(1,615)
Accounts payable and outstanding checks	135,130	52,843
Accrued compensation and profit-sharing contribution	(23,353)	(61,029)
Accrued income taxes	10,185	43,606
Other accrued liabilities	(4,611)	(755)

Net cash provided by operating activities	150,011	247,261

Investing activities:
Purchases of property and equipment	(24,105)	(33,483)
Purchases and development of software	(8,865)	(10,493)
Acquisitions, net of cash	(1,780)	—
Other	(1,095)	(405)

Net cash used for investing activities	(35,845)	(44,381)

Financing activities:
Borrowings on accounts receivable securitization facility	250,000	—
Borrowings on line of credit	4,282,000	2,840,000
Repayments on line of credit	(4,430,000)	(2,825,000)
Net repurchases of common stock	(70,306)	(66,249)
Excess tax benefit on stock-based compensation	—	15,104
Cash dividends	(128,806)	(127,520)

Net cash used for financing activities	(97,112)	(163,665)
Effect of exchange rates on cash	8,462	(361)

Net change in cash and cash equivalents	25,516	38,854
Cash and cash equivalents, beginning of period	247,666	168,229

Cash and cash equivalents, end of period	$273,182	$207,083

	As of June 30,
	2017	2016
Operational Data:
Employees	14,807	13,701

Source: C.H. Robinson

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